                                               Filed Pursuant to Rule 424(b)(5)
                                              Registration File No.: 333-121067

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 18, 2005)

                                   $
                         LEHMAN BROTHERS HOLDINGS INC.
                   EQUITY INCOME NOTES DUE SEPTEMBER  , 2015
                      LINKED TO THE S&P 500(R) INDEX (SPX)
                               -----------------

General:

 o Senior unsecured debt securities of Lehman Brothers Holdings.

 o Linked to the S&P 500 Index, as calculated by Standard & Poor's, a division of McGraw-Hill, Inc.

 o Denominations: $1,000 and whole multiples of $1,000.

 o Minimum initial investment: $10,000.

 o Stated maturity date: September  , 2015, subject to postponement if the final observation date is postponed.

 o Observation dates and interest payment dates: The observation dates and, if interest is being paid, the related interest payment dates are set forth below, in each case subject to postponement as described in this prospectus supplement.

               OBSERVATION DATE             INTEREST PAYMENT DATE
            ----------------------          ----------------------
              September   , 2006              September   , 2006
              September   , 2007              September   , 2007
              September   , 2008              September   , 2008
              September   , 2009              September   , 2009
              September   , 2010              September   , 2010
              September   , 2011              September   , 2011
              September   , 2012              September   , 2012
              September   , 2013              September   , 2013
              September   , 2014              September   , 2014
              September   , 2015              September   , 2015

 o Interest record dates: 15 calendar days prior to each interest payment date.

 o The notes will not be listed on any exchange.

Payments:

 o If the closing index level on an observation date is greater than or equal to the initial index level, Lehman Brothers Holdings will pay to you on the related interest payment date, per $1,000 principal amount of notes, a fixed
   amount equal to $          . No other interest or other payments will be made
   prior to maturity.

   If the closing index level on an observation date is less than the initial index level, there will be no payment by Lehman Brothers Holdings to you on the related interest payment date.

   The initial index level will be the closing index level on the date of this prospectus supplement. The closing index level on any particular day will generally be the closing level of the S&P 500 Index on such day.

 o On the stated maturity date, Lehman Brothers Holdings will pay to you $1,000 per $1,000 principal amount of notes.

 o The notes are not subject to redemption by Lehman Brothers Holdings.

    Investing in the notes involves risks. Risk Factors begin on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                       PER NOTE        TOTAL
                                                       --------        -----
Public offering price .........................               %        $
Underwriting discount .........................               %        $
Proceeds to Lehman Brothers Holdings ..........               %        $

Lehman Brothers Holdings has granted the underwriter an option to purchase,
within 13 days of the original issuance, up to an additional $        aggregate
principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about September  , 2005.
                               -----------------
Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                               -----------------
                                LEHMAN BROTHERS
September  , 2005

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are
trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman
Brothers Holdings Inc. The notes, linked to the performance of the S&P 500
Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's and
Standard & Poor's makes no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                                ----------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

                                      S-2

                           SUMMARY INFORMATION -- Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is tied to the performance of the S&P 500 Index.
See "The S&P 500 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on
September    , 2015, subject to postponement if the final observation date is postponed.

WHO PUBLISHES THE S&P 500 INDEX AND WHAT DOES THE S&P 500 INDEX MEASURE?

The S&P 500 Index is published by Standard & Poor's, a division of McGraw-Hill,
Inc. ("S&P"), and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500
Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market.

On March 18, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and, on September 16, 2005, the S&P 500 Index will be fully float-adjusted. See "The S&P 500 Index--Index Computation."

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the S&P 500 Index.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

If the closing index level on an observation date is greater than or equal to the initial index level, Lehman Brothers Holdings will pay to you on the related interest payment date, per $1,000 principal amount of notes, a fixed amount
equal to $      . No other interest or other payments will be made prior to maturity.

If the closing index level on an observation date is less than the initial index level, there will be no payment by Lehman Brothers Holdings to you on the related interest payment date.

The initial index level will be the closing index level on the date of this prospectus supplement. The closing index level on any particular day will generally be the closing level of the S&P 500 Index on such day.

The observation dates and, if interest is being paid, the related interest payment dates are set forth below. Each observation date is subject to postponement if such day is not an exchange business day or if a market disruption event occurs on such day. If any observation date is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will, subject to certain limitations, determine the closing index level with respect to that postponed observation date by reference to the closing index level on the next exchange business day on which there is not a market disruption event. Any such postponement of the date that would otherwise be an observation date will cause the related interest payment date to be postponed until five business days after the date that the closing index level is determined. If the final observation date is postponed, the stated maturity date will also be postponed until the final interest payment date.

   OBSERVATION DATE                 INTEREST PAYMENT DATE
   ----------------                 ---------------------
  September   , 2006                 September   , 2006
  September   , 2007                 September   , 2007
  September   , 2008                 September   , 2008
  September   , 2009                 September   , 2009
  September   , 2010                 September   , 2010
  September   , 2011                 September   , 2011
  September   , 2012                 September   , 2012
  September   , 2013                 September   , 2013
  September   , 2014                 September   , 2014
  September   , 2015                 September   , 2015

                                      S-3

In limited circumstances, the closing index level may be adjusted. See
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation."

WHAT PAYMENT WILL I RECEIVE ON THE NOTES ON THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you $1,000 per
$1,000 principal amount of notes, together with the final annual interest payment, if any.

AMOUNTS PAYABLE - EXAMPLES

Here are five examples of hypothetical calculations of the amounts payable per
$1,000 principal amount of notes during the term of the notes and on the stated
maturity date. In each of these examples it is assumed that the annual interest payment per $1,000 principal amount of notes will be $70.

EXAMPLE 1: ASSUMING THE CLOSING INDEX LEVEL OF THE S&P 500 INDEX ON AN
OBSERVATION DATE IS LESS THAN THE INITIAL INDEX LEVEL:

Because the closing index level is less than the initial index level, you would receive no interest payment on the related interest payment date.

EXAMPLE 2: ASSUMING THE CLOSING INDEX LEVEL OF THE S&P 500 INDEX ON AN
OBSERVATION DATE IS GREATER THAN OR EQUAL TO THE INITIAL INDEX LEVEL:

Because the closing index level is greater than or equal to the initial index level, you would receive $70 per $1,000 principal amount of notes on the related interest payment date.

EXAMPLE 3: ASSUMING THE CLOSING INDEX LEVEL OF THE S&P 500 INDEX ON EACH
OBSERVATION DATE IS LESS THAN THE INITIAL INDEX LEVEL:

Because the closing index level is less than the initial index level on each observation date, you would receive no interest payments during the term of the notes. On the stated maturity date, you would receive $1,000 per $1,000 principal amount of notes.

EXAMPLE 4: ASSUMING THE CLOSING INDEX LEVEL OF THE S&P 500 INDEX ON THE FIRST
FIVE OBSERVATION DATES IS GREATER THAN OR EQUAL TO THE INITIAL INDEX LEVEL AND
IS LESS THAN THE INITIAL INDEX LEVEL ON THE REMAINING OBSERVATION DATES:

Because the closing index level on the first five observation dates is greater than or equal to the initial index level and is less than the initial index level on the remaining observation dates, you would receive a total of $350 per
$1,000 principal amount of notes during the term of the notes. On the stated
maturity date, you would receive $1,000 per $1,000 principal amount of notes.

EXAMPLE 5: ASSUMING THE CLOSING INDEX LEVEL OF THE S&P 500 INDEX ON EACH
OBSERVATION DATE IS GREATER THAN OR EQUAL TO THE INITIAL INDEX LEVEL:

Because the closing index level on each observation date is greater than or equal to the initial index level, you would receive a total of $700 per $1,000 principal amount of notes during the term of the notes, including the interest payable on the stated maturity date. On the stated maturity date, you would also receive $1,000 per $1,000 principal amount of notes.

                                ----------------

To the extent the annual interest payment amount or the closing index level on any observation date differs from those assumed above, the results indicated
above would be different.

HOW HAS THE S&P 500 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-17, showing the performance of the S&P 500 Index from January 1, 2000 through September 14,
2005. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the S&P 500 Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the S&P 500
Index or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL OF THE S&P 500 INDEX AT ANY POINT IN
TIME?

You can obtain the level of the S&P 500 Index at any time from the Bloomberg(R)
service under the symbol "SPX," or from the Standard and Poor's website, at
www.spglobal.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.

                                      S-4

WHAT ABOUT TAXES?

The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes based on the
"comparable yield" of the notes, which will exceed the stated interest payments actually made to you. The "comparable yield" of the notes will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. In addition, gain and, to some extent, loss on the sale, exchange or other disposition of notes will generally be ordinary income or loss. See "United States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings and subsidiaries, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.
Lehman Brothers Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia
Pacific region. Lehman Brothers Holdings, through predecessor entities, was founded in 1850. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and pages 58 to 59, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the address provided in the accompanying prospectus.

Lehman Brothers Holdings' principal executive offices are located at the address provided in the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of determining if you receive an interest payment on any interest payment date. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman
Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No, the notes will not be listed on any exchange.

                                      S-5

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the S&P 500 Index and other events that are difficult to predict and beyond Lehman Brothers Holdings'
control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    YOU MAY NOT RECEIVE ANY INTEREST PAYMENTS ON THE NOTES. If the closing index level of the S&P 500 Index on any observation date is less than the initial index level, Lehman Brothers Holdings will not make any interest payment to you on the related interest payment date. If the closing index level of the S&P 500 Index on all observation dates is less than the initial index level, Lehman Brothers Holdings will not make any interest payments to you.

o    THE YIELD ON THE NOTES MAY BE LESS THAN THE YIELD ON A CONVENTIONAL DEBT
     SECURITY OF COMPARABLE MATURITY. Although Lehman Brothers Holdings will pay you on the stated maturity date $1,000 per $1,000 principal amount of notes, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings because interest will only be paid on the notes on an interest payment date if the closing index level of the S&P
     500 Index on the related observation date is greater than or equal to the initial index level. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE S&P 500 INDEX BECAUSE YOUR RETURN WILL NOT REFLECT DIVIDENDS ON
THOSE SECURITIES.

Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the S&P 500 Index and received the dividends paid on those securities. This is because the calculation agent will determine if you receive an interest payment on an interest payment date by reference to the level of the S&P 500 Index on the related observation date, which is calculated by reference to the prices of the securities underlying the
S&P 500 Index without taking into consideration the value of dividends paid on those securities.

HISTORICAL VALUES OF THE S&P 500 INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF
THE FUTURE PERFORMANCE OF THE S&P 500 INDEX DURING THE TERM OF THE NOTES.

The trading prices of the securities underlying the S&P 500 Index will determine the index level. You should realize, however, that past performance is not necessarily indicative of how the S&P 500 Index or the notes will perform in the future. Trading prices of the securities underlying the S&P 500 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. The notes will not be listed on any exchange. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

                                      S-6

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, depending, at that time, on the index level and where it is in relationship to the initial index level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o    INDEX. Lehman Brothers Holdings expects that the market value of the notes will depend on the performance of the index at any given point in time. If the closing level of the S&P 500 Index falls below the initial index level on any observation date, the trading value of the notes may be adversely affected. If you decide to sell your notes prior to the stated maturity date when the index level is greater than or equal to the initial index level, you may nonetheless receive less than the amounts that would be payable if you held your notes until the stated maturity date based on the index level on the date you sell your notes because of expectations that the index level will continue to fluctuate until the amount payable on any remaining interest payment date is determined. If you decide to sell your notes when the index level is less than the initial index level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the S&P 500 Index are likely to directly affect the index level of the S&P 500 and could indirectly affect the value of the notes.

o    INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected.

o    VOLATILITY OF THE S&P 500 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the S&P 500 Index changes, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future value or volatility of the S&P 500
     Index.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying the
     S&P 500 Index may be affected by mergers and acquisitions, which can contribute to volatility of the S&P 500 Index. Additionally, as a result of a merger or acquisition, one or more securities underlying the S&P 500
     Index may be replaced with a surviving or acquiring entity's securities.
     The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying the S&P 500 Index.

o    TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities underlying the S&P
     500 Index increase, the value of the notes may be adversely affected because the S&P 500 Index does not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities underlie the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above

                                      S-7

will be less if it occurs later than if it occurs earlier in the term of the notes.

ADJUSTMENTS TO THE S&P 500 INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

The policies of S&P concerning additions, deletions and substitutions of the securities underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying securities may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the S&P 500 Index. Any such actions could affect the value of the notes. See "Description of the
Notes--Discontinuance of the S&P 500 Index; Alteration of method of calculation"
and "The S&P 500 Index."

On March 18, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and, on September 16, 2005, the S&P 500 Index will be fully float-adjusted. See "The S&P 500 Index--Index Computation."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE S&P 500 INDEX.

Actions by these companies may have an adverse effect on the price of the securities underlying the S&P 500 Index, the S&P 500 Index and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman
Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on any interest payment date or on the stated maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE
NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

S&P provides and services the S&P 500 Index. Lehman Brothers Holdings and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the
S&P 500 Index. See "Description of the Notes--Market disruption events" and
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation." S&P is not involved in this offering of notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the S&P 500
Index or S&P contained in this prospectus supplement or any public disclosure of information by S&P. You, as an investor in the notes, should make your own investigation into the S&P 500 Index and S&P.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which, in its sole discretion, determines, among other things, if you will receive an interest payment on an interest payment date, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you.
See "Description of the Notes--Payment on the stated maturity date,"
"Description of the Notes--Discontinuance of the S&P 500 Index; Alteration of
method of calculation" and "Description of the Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE S&P 500 INDEX BY LEHMAN
BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE SECURITIES
OR THE LEVEL OF THE S&P 500 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the S&P 500 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of
Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the level of the S&P 500 Index. See
"Use of Proceeds and Hedging."

                                      S-8

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the S&P 500 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the S&P 500 Index.

FOR TAX PURPOSES, YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN
INCOME AND TO RECOGNIZE ORDINARY INCOME ON ANY DISPOSITION OF THE NOTES.

For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. You will be required to include this original issue discount in income in excess of the stated interest payments actually made to you during your ownership of the notes, subject to some adjustments, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See
"United States Federal Income Tax Consequences."

                                      S-9

                           USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities underlying the S&P 500 Index as well as to acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the S&P 500 Index or those securities underlying the S&P 500 Index, to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to
Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the S&P 500 Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes.
Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the S&P 500 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the S&P 500 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the S&P 500 Index and, accordingly, increase or decrease the level of the S&P 500 Index. Although
Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the S&P
500 Index, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES



                               YEAR ENDED NOVEMBER 30,                                        SIX MONTHS
-------------------------------------------------------------------------------------            ENDED
      2000              2001             2002             2003             2004              MAY 31, 2005
----------------   ---------------  ---------------  ---------------  ---------------        ------------

      1.14               1.11             1.13             1.29             1.36                 1.31



                                      S-10

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $      ($      if the
underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

The notes are not subject to redemption by Lehman Brothers Holdings.

INTEREST

If the closing index level on an observation date is greater than or equal to the initial index level, Lehman Brothers Holdings will pay to you on the related interest payment date, per $1,000 principal amount of notes, a fixed amount
equal to $              . No other interest or other payments will be made prior
to maturity.

If the closing index level on an observation date is less than the initial index level, there will be no payment by Lehman Brothers Holdings to you on the related interest payment date.

The initial index level will be the closing index level on the date of this prospectus supplement. The "closing index level" of the S&P 500 Index (or any successor index) on any particular day means the closing level of the S&P 500
Index as reported by S&P (or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

Except as described below, the observation dates and, if interest is being paid, the related interest payment dates are set forth below.

   OBSERVATION DATE               INTEREST PAYMENT DATE
   ----------------               ---------------------
  September   , 2006               September   , 2006
  September   , 2007               September   , 2007
  September   , 2008               September   , 2008
  September   , 2009               September   , 2009
  September   , 2010               September   , 2010
  September   , 2011               September   , 2011
  September   , 2012               September   , 2012
  September   , 2013               September   , 2013
  September   , 2014               September   , 2014
  September   , 2015               September   , 2015

Each observation date is subject to postponement if such day is not an exchange business day or if a market disruption event occurs on such day. If any observation date is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will determine the closing index level with respect to that postponed observation date by reference to the closing index level on the next exchange business day on which there is not a market disruption event;
provided, however, if a market disruption event occurs on each of the eight exchange business days following the originally scheduled observation date, then
(a) that eighth exchange business day shall be deemed the observation date and
(b) the calculation agent shall determine the closing index level with respect to that postponed observation date based upon its good faith estimate of the level of the index on that eighth exchange business day. Any such postponement of the date that would otherwise be an observation date will cause the related interest

                                      S-11

payment date to be postponed until five business days after the date that the closing index level is determined. If the final observation date is postponed, the stated maturity date will be postponed until the final interest payment date.

An "exchange business day" means any day on which the S&P 500 Index (or any successor index) is published by its publisher or is otherwise determined by the calculation agent as described in the following section.

In limited circumstances, the closing index level may be adjusted.

The interest record dates will be 15 calendar days prior to each interest payment date.

PAYMENT ON THE STATED MATURITY DATE

On the stated maturity date, Lehman Brothers Holdings will pay to you $1,000 per
$1,000 principal amount of notes, together with the final annual interest payment, if any.

DISCONTINUANCE OF THE S&P 500 INDEX; ALTERATION OF METHOD OF CALCULATION

If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued S&P 500 Index, then the calculation agent will determine each subsequent closing index level to be used in determining whether the closing index level has fallen below the initial index level on any observation date by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If S&P discontinues publication of the S&P 500 Index and the calculation agent determines that no successor index is available at such time or if S&P (or the publisher of any successor index) fails to calculate and publish a closing index level for the S&P 500 Index (or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing index level to be used for purposes of determining whether the closing index level has fallen below the initial index level on any observation date. In such circumstances, the closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500 Index (or any successor index) last in effect prior to such discontinuance, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index (or any successor index) on the relevant exchange on which such security trades.
Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes. As used herein, "closing price" of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers
Holdings' obligations under the notes. The "relevant exchange" for any security
(or any combination thereof then underlying the S&P 500 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 500 Index, any successor index or the closing index level on any particular day is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the S&P 500 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on each observation date and determine if you will receive an interest payment on the related interest payment date with reference to the S&P 500 Index or such successor index, as adjusted.

                                      S-12

Accordingly, if the method of calculating the S&P 500 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the S&P 500 Index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to the S&P 500 Index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the S&P 500 Index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to New York
     Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the S&P 500 Index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of the S&P 500 Index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on that day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the
     S&P 500 Index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading on that day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of the S&P 500 Index or any successor index are traded or on which futures or options contracts relating to the S&P 500 Index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of the S&P
     500 Index or any successor index will be based on a comparison of (x) the portion of the level of the S&P 500 Index or successor index attributable to that security and (y) the overall level of the S&P 500 Index or successor index, in each case immediately before the occurrence of the market disruption event; and

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could

                                      S-13

conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past is, however, not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount, if any, you receive on each interest payment date.

In addition, the calculation agent will determine, among other things:

o    the successor index if publication of the S&P 500 Index is discontinued;

o    the closing index level if no successor index is available or if S&P or the publisher of any successor index, as the case may be, fails to calculate and publish a closing index level on any date;

o    adjustments to the S&P 500 Index, the successor index or the closing index level thereof if the method of calculating any of these items changes in a material respect or if the S&P 500 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500 Index, or successor index, as the case may be, had such changes or modifications not been made; and

o    whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date five business days before that date was the final observation date. If a bankruptcy proceeding is commenced in respect of
Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date five business days before that date was the final observation date. See "Description of Debt Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-14

                                THE S&P 500 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the S&P 500 Index, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index. The S&P 500 Index is calculated, maintained and published by S&P. The consequences of S&P discontinuing publication of the S&P 500 Index are described in the section entitled
"Description of the Notes-- Discontinuance of the S&P 500 Index; Alteration of
method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
S&P 500 Index.

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the "Base Period").

INDEX COMPOSITION

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York
Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

As of September 13, 2005, the 500 companies included in the S&P 500 Index were divided into 10 industry groups (with the number of companies currently included in each industry group indicated in parentheses): Consumer Discretionary (88),
Consumer Staples (38), Energy (29), Financials (84), Health Care (56),
Industrials (53), Information Technology (78), Materials (32),
Telecommunications Services (9) and Utilities (33).

INDEX COMPUTATION

While S&P currently employs the following methodology to calculate the S&P 500
Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the value of the notes.

On March 18, 2005, S&P began to calculate the S&P 500 Index based on a half float-adjusted formula, and, on September 16, 2005, the S&P 500 Index will be fully float-adjusted. S&P's criteria for selecting stocks for the S&P 500 Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the Index will reflect only those shares that are available to investors, not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are presumed to be for control and are subject to float adjustment:

   o  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

   o  holdings by government entities, including all levels of government in the
      United States or foreign countries; and

   o  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred

                                      S-15

stock, convertible stock, and rights are not part of the float. Within each group, the holdings are totaled. In cases where holdings in a group exceed 10%
of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500 Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares" unless they fall under one of the three groups enumerated above, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has more than one class of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible to the listed class by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. On March
18, 2005, the S&P 500 Index moved half way to float adjustment. This means that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March
18, 2005 and September 16, 2005 will be 0.90. The float-adjusted S&P 500 Index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock outstanding, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total market value of all 500 component stocks relative to the S&P 500 Index's Base Period. The actual total market value of the component stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10.

INDEX MAINTENANCE

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

To prevent the level of the S&P 500 Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500
Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500 Index remains constant.
This helps keep the level of the S&P 500 Index accurate as a barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of companies in the S&P 500 Index. Divisor adjustments are made after the close of trading and after the calculation of the
S&P 500 Index closing level.

Changes in a company's shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5%
are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions
(such as M&A activity, restructurings or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

HISTORICAL INFORMATION

The following table sets forth the high and low index level, as well as the end-of-quarter closing index levels, of the S&P 500 Index for each quarter in the period from January 1, 2000 through September 14, 2005. The closing index level on September 14, 2005 was 1227.16. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the S&P 500 Index in the future. The historical levels of the S&P 500 Index are not indications of future performance.

                                      S-16

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                               HIGH         LOW      PERIOD-END
                                            ----------   ---------  ------------
2000
First Quarter ..............................  1527.46     1333.36      1498.58
Second Quarter .............................  1516.35     1356.56      1454.60
Third Quarter ..............................  1520.77     1419.89      1436.51
Fourth Quarter .............................  1436.28     1264.74      1320.28
2001
First Quarter ..............................  1373.73     1117.58      1160.33
Second Quarter .............................  1312.83     1103.25      1224.42
Third Quarter ..............................  1236.72      965.80      1040.94
Fourth Quarter .............................  1170.35     1038.55      1148.08
2002
First Quarter ..............................  1172.51     1080.17      1147.39
Second Quarter .............................  1146.54      973.53       989.82
Third Quarter ..............................   989.03      797.70       815.28
Fourth Quarter .............................   938.87      776.76       879.82
2003
First Quarter ..............................   931.66      800.73       848.18
Second Quarter .............................  1011.66      858.48       974.50
Third Quarter ..............................  1039.58      965.46       995.97
Fourth Quarter .............................  1111.92     1018.22      1111.92
2004
First Quarter ..............................  1157.76     1091.33      1126.21
Second Quarter .............................  1150.57     1084.10      1140.84
Third Quarter ..............................  1129.30     1063.23      1114.58
Fourth Quarter .............................  1213.55     1094.81      1211.92
2005
First Quarter ..............................  1225.31     1163.75      1180.59
Second Quarter .............................  1216.96     1137.50      1191.33
Third Quarter (through September 14, 2005)..  1245.04     1194.44      1227.16

LICENSE AGREEMENT BETWEEN S&P AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
S&P, which grants Lehman Brothers Holdings and certain of its affiliated or subsidiary companies a license in exchange for a fee to use the S&P 500 Index in connection with certain securities, including the notes.

The license agreement between Lehman Brothers Holdings and S&P provides that the following language must be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to Lehman
Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or

                                      S-17

quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX
OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS, INVESTORS, OWNERS OF
THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR
ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                      S-18

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date of this prospectus supplement.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, except where noted, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     U.S. dollar;

o    tax consequences to United States expatriates;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or any other entity treated as a corporation for United
     States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a
     United States person.

A non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. Under these Treasury regulations, all payments on the notes will be taken into account and actual cash payments on the notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

                                      S-19

o    require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o    result in the accrual of original issue discount by you based on the
     "comparable yield" of the notes in excess of stated interest payments actually made to you; and

o    generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange or other disposition of the notes.

Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. Accordingly,
Lehman Brothers Holdings has determined that the comparable yield is         %
compounded annually.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. Lehman Brothers
Holdings has determined that based on the comparable yield, the projected
payment schedule per $1,000 note is $     per annual period and $     at
maturity. Lehman Brothers Holdings agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers
Holdings' determination of the comparable yield and projected payment schedule.
As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers
Holdings in determining your interest accruals, and the adjustments thereto, in respect of the notes. The comparable yield and projected payment schedule are not binding on the Internal Revenue Service (the "IRS") and there can be no assurance that the IRS will agree. If a different comparable yield or projected payment schedule were applicable, the amount and timing of income, gain or loss in respect of the notes could be affected.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes and do not constitute a representation regarding the actual amount of the payments on a note.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If actual contingent payments received on the notes differ from the projected contingent payments, an adjustment will be made for the difference. If an actual contingent payment received exceeds the projected contingent payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment, will be treated as additional original issue discount in the current year. If an actual contingent payment received is less than the projected contingent payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be applied as follows:

o    first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

o    second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

o    third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

SALE, EXCHANGE, REDEMPTION, REPURCHASE OR OTHER DISPOSITION OF NOTES

Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your

                                      S-20

adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally increased by original issue discount you previously accrued on the note and reduced by the projected amount of any payments previously scheduled to be made on the note.

NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, or a corporation that accumulates earnings to avoid United States federal income tax, and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

The 30% United States federal withholding tax will not apply to any payment, including original issue discount, on a note under the portfolio interest rule provided that:

o    interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

o    you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

o    you are not a controlled foreign corporation that is related to Lehman
     Brothers Holdings through stock ownership;

o    you are not a bank whose receipt of interest on a note is described in
     Section 881(c)(3)(A) of the Code;

o    any stocks underlying an index or basket remain actively traded on an established financial market within the meaning of Section
     871(h)(4)(c)(v)(i) of the Code and are not a United States real property interest as defined in Section 897(c)(1) of the Code; and

o    (1) you provide your name and address on an IRS Form W- 8BEN and certify, under penalties of perjury, that you are not a United States holder or (2)
     you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.

SPECIAL CERTIFICATION RULES APPLY TO HOLDERS THAT ARE PASS-THROUGH ENTITIES
RATHER THAN INDIVIDUALS.

If you cannot satisfy the requirements described above, payments made to you will be subject to a 30% United States federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN
(or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable income tax treaty or (2) IRS Form
W- 8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as described below under "United States federal income tax").
Alternative documentation may be applicable in certain situations.

UNITED STATES FEDERAL INCOME TAX

Any gain or income on a note will generally be subject to United States federal income tax if you are engaged in a trade or business in the United States, and gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to United States federal income tax on such gain or income on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in "United States federal withholding tax") in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable income tax treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.

UNITED STATES FEDERAL ESTATE TAX

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment

                                      S-21

to you on a note would be eligible for exemption from the 30% withholding tax under the rules described in the bullet points under the heading "-- United
States federal withholding tax," without regard to the certification requirements of the sixth bullet point.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you and the proceeds from the sale of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income. If you are a Non-United States holder of notes, Lehman Brothers Holdings must report annually to the IRS and to you the amount of payments Lehman
Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "--Non-United States holders--United States federal withholding tax." In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United
States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                                      S-22

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired and held pursuant to and in accordance with an applicable exemption.
The Department of Labor has issued prohibited transaction class exemptions, or
"PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-23

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange LLC and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate

                                      S-24

the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-25

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, and Lehman Brothers Inc. has agreed to purchase, the principal amount of the notes. The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess
of     % of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $
additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and
proceeds to Lehman Brothers Holdings would be $   , $   , and $   , respectively.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, or to contribute payments that the underwriter may be required to make relating to these liabilities.

The notes are a new issue of securities with no established trading market.
Lehman Brothers Holdings has been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The underwriter has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this prospectus supplement, the base prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

Lehman Brothers Holdings expects to deliver the notes against payment on or
about September    , 2005, which is the fifth business day following the date of this prospectus supplement.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

An affiliate of Lehman Brothers Holdings will enter into a swap transaction in connection with the notes and will receive customary compensation for that transaction.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

                                      S-26

                                [GRAPHIC OMITTED]

                                 $

                          LEHMAN BROTHERS HOLDINGS INC.

                  EQUITY INCOME NOTES DUE SEPTEMBER    , 2015
                      LINKED TO THE S&P 500(R) INDEX (SPX)

                                ----------------
                              PROSPECTUS SUPPLEMENT
                               SEPTEMBER 14, 2005

                              (INCLUDING PROSPECTUS
                               DATED MAY 18, 2005)
                                ----------------

                                 LEHMAN BROTHERS